Exhibit 99.1

2222 NO. 111TH ST. OMAHA, NE 68164 TEL: 402-829-6800 FAX: 402-829-6836

For further information, contact:

LINDSAY CORPORATION:	HALLIBURTON INVESTOR RELATIONS:
Jim Raabe	Hala Elsherbini or Geralyn DeBusk
Vice President & Chief Financial Officer	972-458-8000
402-827-6579

Lindsay Corporation Reports Fiscal 2013 Second Quarter Results

OMAHA, Neb., March 27, 2013—Lindsay Corporation (NYSE: LNN), a leading provider of irrigation systems and infrastructure products, today announced results for its second quarter ended February 28, 2013.

Second Quarter Results

Second quarter fiscal 2013 revenues were a record $175.5 million, increasing 33 percent from $132.1 million in the same prior year period. Net earnings were $19.4 million or $1.50 per diluted share compared with $12.8 million or $1.00 per diluted share in the prior year.

Total irrigation equipment revenues increased 39 percent to $162.6 million from $117.0 million in the prior fiscal year’s second quarter. Domestic irrigation revenues of $117.1 million increased 41 percent, while international irrigation revenues of $45.5 million increased 34 percent due to increased demand resulting from higher commodity prices and farm incomes along with drought conditions in the United States. Infrastructure revenues decreased 15 percent to $12.9 million.

Gross margin was 28.7 percent compared to 27.6 percent in the prior year’s second quarter. The increase is primarily due to an increase in irrigation gross margins of approximately 1 percentage point due to a strong pricing environment combined with increased productivity and cost leverage.

Operating expenses were $20.9 million compared to $17.5 million in the prior fiscal year. Current year expenses included higher personnel related expenses and increases in advertising and research and development expenses. Operating expenses were 11.9 percent of sales in the second quarter of fiscal 2013 compared with 13.3 percent of sales in the prior year period. Operating margins of 16.8 percent increased from 14.3 percent in the prior year period.

Cash and cash equivalents of $159.6 million were $54.6 million higher compared to the end of the second quarter last year, while debt decreased $4.3 million.

Backlog of unshipped orders at February 28, 2013 was $159.3 million compared with $87.3 million at February 29, 2012 and $85.1 million at November 30, 2012. Current year backlog includes strong domestic irrigation volume along with a $39.1 million contract in the Middle East consisting of irrigation machines and ancillary equipment that will be shipped and delivered primarily over the balance of fiscal 2013.

Six Month Results

Total revenues for the six months ended February 28, 2013 were $322.9 million, a 28 percent increase from $251.3 million in the same prior year period. Net earnings were $34.1 million or $2.65 per diluted share compared with $15.7 million or $1.23 per diluted share in the prior year. Fiscal 2012 operating costs included $7.2 million of accrued expenses, or $0.37 per diluted share on an after tax basis, relating to an estimated increase in the Company’s liability for environmental remediation at its Lindsay, Nebraska facility.

Total irrigation equipment revenues increased 36 percent to $296.9 million from $217.7 million during the first six months of the prior fiscal year. Domestic irrigation revenues of $213.6 million increased 49 percent, while international irrigation revenues of $83.3 million increased 12 percent due to sales increases in South America and Russia. Infrastructure revenues decreased 23 percent to $26.0 million.

Outlook

Rick Parod, president and chief executive officer, commented, “Record backlog at the end of the quarter resulted from continued robust irrigation order volumes in the second quarter along with the award of a large irrigation project in the Middle East. While contracts of this type generally generate below average gross margins, the award demonstrates the success that we are having in developing Lindsay Corporation’s position around the world.”

Parod added, “Positive farmer sentiment along with historically high farm incomes and commodity prices provide a solid backdrop for strong irrigation sales. However, expectations of record crop planting and improved yields are leading to projections of lower commodity prices, which could lead to reduced demand over the balance of 2013 and into 2014. The environment for infrastructure sales remains difficult, so we are focused on operating efficiencies and expense controls to position the segment for improved profitability as the market strengthens.”

Parod continued, “Overall the long-term drivers for the company of population growth, expanded food production, efficient water use, and improved transportation infrastructure remain positive.”

Second-Quarter Conference Call

Lindsay’s fiscal 2013 second quarter investor conference call is scheduled for 11:00 a.m. Eastern Time today. Interested investors may participate in the call by dialing (888) 321-8161 domestically, or (706) 758-0065 internationally, and referring to conference ID # 21726133. Additionally, the conference call will be simulcast live on the Internet, and can be accessed via the investor relations section of the Company’s Web site, www.lindsay.com. Replays of the conference call will remain on our Web site through the end of the third quarter of fiscal 2013. The Company will have a slide presentation available to augment management’s formal presentation, which will also be accessible via the Company’s Web site.

About the Company

Lindsay manufactures and markets irrigation equipment primarily used in agricultural markets which increase or stabilize crop production while conserving water, energy, and labor. The Company also manufactures and markets infrastructure and road safety products through its wholly owned subsidiaries, Lindsay Transportation Solutions and Snoline S.P.A. At February 28, 2013 Lindsay had approximately 12.9 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.

For more information regarding Lindsay Corporation, see Lindsay’s Web site at www.lindsay.com.

Concerning Forward-looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” “expect,” “outlook,” “could,” “may,” “should,” “will,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.

Lindsay Corporation and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended		Six months ended
	February 28,	February 29,	February 28,	February 29,
($ and shares in thousands, except per share amounts)	2013	2012	2013	2012
Operating revenues	$175,539	$132,134	$322,909	$251,339
Cost of operating revenues	125,175	95,640	229,688	184,597

Gross profit	50,364	36,494	93,221	66,742

Operating expenses:
Selling expense	8,000	6,868	15,321	13,812
General and administrative expense	10,155	8,434	20,273	17,374
Engineering and research expense	2,763	2,244	5,917	4,300
Environmental remediation expense	—	—	—	7,225

Total operating expenses	20,918	17,546	41,511	42,711

Operating income	29,446	18,948	51,710	24,031
Other income (expense):
Interest expense	(83)	(130)	(226)	(273)
Interest income	129	94	267	190
Other income (expense), net	(4)	515	120	(80)

Earnings before income taxes	29,488	19,427	51,871	23,868
Income tax expense	10,137	6,653	17,792	8,173

Net earnings	$19,351	$12,774	$34,079	$15,695

Earnings per share:
Basic	$1.51	$1.01	$2.66	$1.24
Diluted	$1.50	$1.00	$2.65	$1.23
Shares used in computing earnings per share:
Basic	12,842	12,703	12,799	12,692
Diluted	12,882	12,821	12,867	12,792
Cash dividends declared per share	$0.115	$0.090	$0.230	$0.180

Lindsay Corporation and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited)

	Three months ended		Six months ended
	February 28,	February 29,	February 28,	February 29,
($ in thousands)	2013	2012	2013	2012
Net earnings	$19,351	$12,774	$34,079	$15,695

Other comprehensive income (loss):
Defined benefit pension plan adjustment, net of tax	33	25	66	51
Unrealized (loss) gain on cash flow hedges, net of tax	(35)	48	(9)	120
Foreign currency translation adjustment, net of hedging activities and tax	1,148	1,344	1,107	(2,787)

Total other comprehensive income (loss), net of tax expense (benefit) of $275, $216, ($118) and $355	1,146	1,417	1,164	(2,616)

Total comprehensive income	$20,497	$14,191	$35,243	$13,079

Lindsay Corporation and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	February 28,	February 29,	August 31,
($ and shares in thousands, except par values)	2013	2012	2012
ASSETS
Current Assets:
Cash and cash equivalents	$159,583	$104,953	$143,444
Receivables, net of allowance of $1,915, $2,002 and $1,717	105,399	77,536	82,565
Inventories, net	78,071	68,578	52,873
Deferred income taxes	9,110	8,336	9,505
Other current assets	15,020	14,193	10,478

Total current assets	367,183	273,596	298,865

Property, Plant and Equipment:
Cost	141,973	134,413	136,695
Less accumulated depreciation	(85,104)	(77,177)	(80,515)

Property, plant and equipment, net	56,869	57,236	56,180

Intangibles, net	23,729	26,839	25,070
Goodwill	30,211	30,443	29,961
Other noncurrent assets	4,490	5,486	5,455

Total assets	$482,482	$393,600	$415,531

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$63,651	$39,417	$31,372
Current portion of long-term debt	2,143	4,286	4,285
Other current liabilities	45,724	33,428	44,781

Total current liabilities	111,518	77,131	80,438

Pension benefits liabilities	6,676	6,115	6,821
Long-term debt	—	2,143	—
Deferred income taxes	9,716	11,678	9,984
Other noncurrent liabilities	7,415	8,362	7,450

Total liabilities	135,325	105,429	104,693

Shareholders’ Equity:
Preferred stock of $1 par value- Authorized 2,000 shares; none issued	—	—	—
Common stock of $1 par value- Authorized 25,000 shares; 18,553 issued	18,553	18,409	18,421
Capital in excess of stated value	47,036	40,736	43,140
Retained earnings	372,242	316,141	341,115
Less treasury stock (at cost, 5,698 shares)	(90,961)	(90,961)	(90,961)
Accumulated other comprehensive income (loss), net	287	3,846	(877)

Total shareholders’ equity	347,157	288,171	310,838

Total liabilities and shareholders’ equity	$482,482	$393,600	$415,531

Lindsay Corporation and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six months ended
	February 28,	February 29,
($ in thousands)	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$34,079	$15,695
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	6,240	6,235
Provision for uncollectible accounts receivable	530	129
Deferred income taxes	(2,104)	(1,299)
Share-based compensation expense	2,351	1,829
Other, net	144	587
Changes in assets and liabilities:
Receivables	(22,880)	150
Inventories	(24,827)	(20,221)
Other current assets	(4,222)	(1,798)
Accounts payable	32,066	7,796
Other current liabilities	5,331	(8,670)
Current taxes payable	(789)	(1,260)
Other noncurrent assets and liabilities	273	5,692

Net cash provided by operating activities	26,192	4,865

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(5,342)	(4,723)
Proceeds from sale of property, plant and equipment	14	107
(Payment) proceeds for settlement of net investment hedge	(1,919)	1,548

Net cash used in investing activities	(7,247)	(3,068)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	1,619	276
Common stock withheld for payroll tax withholdings	(2,441)	(577)
Principal payments on long-term debt	(2,142)	(2,142)
Excess tax benefits from share-based compensation	2,629	273
Dividends paid	(2,952)	(2,286)

Net cash used in financing activities	(3,287)	(4,456)

Effect of exchange rate changes on cash and cash equivalents	481	(555)

Net change in cash and cash equivalents	16,139	(3,214)
Cash and cash equivalents, beginning of period	143,444	108,167

Cash and cash equivalents, end of period	$159,583	$104,953